Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of Exterran GP LLC:

We have audited the accompanying consolidated balance sheet of Exterran General Partner, LP and subsidiaries (the “General Partner”) (formerly UCO General Partner, LP) as of December 31, 2007.  This consolidated financial statement is the responsibility of the General Partner’s management.  Our responsibility is to express an opinion on the financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement.  The General Partner is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the General Partner’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated balance sheet presents fairly, in all material respects, the financial position of Exterran General Partner, LP and subsidiaries as of December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
March 13, 2008

EXTERRAN GENERAL PARTNER, LP
CONSOLIDATED BALANCE SHEET
(in thousands of dollars)

December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$2,835
Accounts receivable, trade, net of allowance for bad debts of $86	13,434
Accounts receivable, affiliate	36,941
Total current assets	53,210
Contract operations equipment	393,906
Accumulated depreciation	(92,938)
Net contract operations equipment	300,968
Goodwill	67,152
Other assets	1,699
Total assets	$423,029
LIABILITIES AND PARTNER’S CAPITAL
Current liabilities:
Accounts payable, trade	$481
Accounts payable, affiliate	45,318
Accrued liabilities	1,991
Accrued interest	3,142
Current portion of interest rate swaps	2,170
Total current liabilities	53,102
Long-term debt	217,000
Derivative financial instrument	7,768
Total liabilities	277,870
Commitments and contingencies (Note 12)
Minority interest	139,515
Partner’s capital:
General partner units	5,827
Accumulated other comprehensive loss	(183)
Total partner’s capital	5,644
Total liabilities and partner’s capital	$423,029

The accompanying notes are an integral part of this consolidated financial statement.

EXTERRAN GENERAL PARTNER, LP
NOTES TO CONSOLIDATED BALANCE SHEET

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Exterran General Partner, LP, formerly referred to as UCO General Partner, LP, is a Delaware limited partnership that was formed in June 2006 to become the general partner of Exterran Partners, L.P. (the “Partnership”), formerly referred to as Universal Compression Partners, L.P.  The terms “we,” “us,” or “our” when used in this report refer to Exterran General Partner, LP and its subsidiaries, collectively.  Exterran General Partner, LP was initially an indirect wholly-owned subsidiary of Universal Compression Holdings, Inc. (“Universal Compression Holdings”).  Universal Compression Holdings was merged with and into Exterran Holdings, Inc. (“Exterran Holdings”) in August 2007.  Exterran General Partner, LP contributed $20 and Exterran, Inc., formerly referred to as Universal Compression, Inc., as the organizational limited partner, contributed $980 to the Partnership on June 22, 2006.  As Exterran General Partner, LP is a limited partnership, its general partner Exterran GP LLC, formerly referred to as UCO GP, LLC, conducts the Partnership’s business and operations, and the board of directors and officers of Exterran GP LLC make decisions on the Partnership’s behalf.

The Partnership is a publicly held Delaware limited partnership formed on June 22, 2006 to acquire certain contract operations customer service agreements and the related compressor fleet used to service those customers from the Partnership’s predecessor, Exterran Partners Predecessor (the “Predecessor”), formerly referred to as Universal Compression Partners Predecessor. On August 20, 2007, the Partnership changed its name from Universal Compression Partners, L.P. to Exterran Partners, L.P. concurrent with the closing of the merger of Hanover Compressor Company (“Hanover”) and Universal Compression Holdings.

In the opinion of management, the accompanying consolidated balance sheet contains all appropriate adjustments, all of which are normally recurring adjustments unless otherwise noted, considered necessary to present fairly the financial position of us and our consolidated subsidiaries for the respective periods.

Nature of Operations

Natural gas compression is a mechanical process whereby the pressure of a volume of natural gas is increased to a desired higher pressure for transportation from one point to another and is essential to the production and transportation of natural gas. Compression is typically required several times during the natural gas production and transportation cycle, including: (i) at the wellhead; (ii) throughout gathering and distribution systems; (iii) into and out of processing and storage facilities; and (iv) along intrastate and interstate pipelines.

Principles of Consolidation

We consolidate all majority-owned and controlled subsidiaries including the Partnership. All significant intercompany accounts and transactions have been eliminated in consolidation.

In accordance with our adoption of Emerging Issues Task Force (“EITF”) 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights, we have consolidated our interest in the Partnership into our consolidated balance sheet.

Use of Estimates

In preparing our consolidated balance sheet, management makes estimates and assumptions that affect the amounts reported in the financial statements and related disclosures. Actual results may differ from these estimates.

Cash and Cash Equivalents

We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Revenue Recognition

We recognize revenue using the following criteria: (i) persuasive evidence of an exchange arrangement exists; (ii) delivery has occurred or services have been rendered; (iii) the buyer’s price is fixed or determinable; and (iv) collectibility is reasonably assured.  Revenue from contract compression service is recorded when earned, which generally occurs monthly at the time the monthly compression service is provided to customers in accordance with the contracts.

Concentration of Credit Risk

Financial instruments that potentially subject us to concentrations of credit risk consist of cash and cash equivalents and trade accounts receivable. We believe that the credit risk in temporary cash investments that we have with financial institutions is minimal. Trade accounts receivable are due from companies of varying size engaged principally in oil and natural gas activities throughout the world. We review the financial condition of customers prior to extending credit and generally do not obtain collateral for trade receivables. Payment terms are on a short-term basis and in accordance with industry practice. We consider this credit risk to be limited due to these companies’ financial resources, the nature of products and the services we provide them and the terms of our contract operations service contracts.

The allowance for doubtful accounts is our best estimate of the amount of probable credit losses in our existing accounts receivable. We determine the allowance based on historical write-off experience. We review the adequacy of our allowance for doubtful accounts quarterly. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. During the year ended December 31, 2007, our bad debt expense was $0.1 million.  During the year ended December 31, 2007, Dominion Exploration and Production, Inc. and Devon Energy Corporation accounted for 24% and 12%, respectively, of our total revenue.

Property and Equipment

Property and equipment is carried at cost. Depreciation for financial reporting purposes is computed on the straight-line basis using estimated useful lives. For compression equipment, depreciation begins with the first compression service.  The estimated useful lives as of December 31, 2007 were 15 to 30 years.

Maintenance and repairs are charged to expense as incurred. Overhauls and major improvements that increase the value or extend the life of contract compressor units are capitalized and depreciated over the estimated useful life of up to 6.5 years.

Depreciation expense for year ended December 31, 2007 was $16.6 million.

Property and equipment is reviewed for impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable based upon undiscounted cash flows. Any impairment losses are measured based upon the excess of the carrying value over the fair value.

Goodwill

Goodwill recorded by us in connection with the July 2007 Contract Operations Acquisition, as described in Note 3 of $30.6 million was an allocation of Universal Compression Holdings’ goodwill related to its U.S. contract operations business. The amount allocated was based on the fair value of the net assets of Universal Compression Holdings’ U.S. contract operations business that were transferred to the Partnership to the total fair value of the net assets of Universal Compression Holdings’ U.S. contract operations business.  The amount of goodwill allocated to us in connection with the July 2007 Contract Operation Acquisition is based on preliminary valuations and our estimates and assumptions are subject to change upon the completion of management’s review of the final valuations. The final valuation of goodwill is expected to be completed as soon as possible, but no later than one year from the acquisition date, in accordance with accounting principles generally accepted in the U.S.

We perform an impairment test for goodwill annually, or more often if indicators of potential impairment exist. Our goodwill impairment test involves a comparison of its reporting unit’s fair value with its carrying value. The fair value is determined using discounted cash flows and a market-related valuation model. Certain estimates and judgments are required in the application of the fair value models. In the fourth quarter of 2007, we performed our annual impairment analysis in accordance with the Financial Accounting Standards Board’s (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 142 (“SFAS No. 142”), “Goodwill and Other Intangible Assets,” and determined that no impairment had occurred.  If for any reason the fair value of our goodwill declines below the carrying value in the future, we may incur charges for the impairment.

Unit-Based Compensation

Effective June 22, 2006, we adopted SFAS No. 123R, “Share-Based Payment,” which requires that compensation cost relating to share-based payment transactions be recognized in the financial statements. That cost is measured based on the fair value of the equity or liability instruments issued.

Income Taxes

As a partnership, all income, gains, losses, expenses, deductions and tax credits generated by the Partnership generally flow through to its unitholders. However, Texas, through a recently enacted margin tax, imposes an entity-level income tax on partnerships.

The State of Texas’ margin tax became effective for tax reports originally due on or after January 1, 2008. This margin tax requires partnerships and other forms of legal entities to pay a tax of 1.0% on its “margin,” as defined in the law, based on 2007 results. The margin tax base to which the tax rate is applied is either the lesser of 70% of total revenues for U.S. federal income tax purposes or total revenue less cost of goods sold or compensation for U.S. federal income tax purposes. For the year ended December 31, 2007, we recorded an accrued liability related to the Texas margin tax of approximately $0.3 million.

Segment Reporting

SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information,” established standards for entities to report information about the operating segments and geographic areas in which they operate. We operate in only one segment and all of our operations are located in the U.S.

Fair Value of Financial Instruments

Our financial instruments consist of trade receivables and payables (which have carrying values that approximate fair value due to their short-term nature), interest rate swaps and long-term debt. The fair value of our revolving credit facility (see Note 6) is representative of its carrying value based upon variable rate terms.

Hedging and Uses of Derivative Instruments

We use derivative financial instruments to minimize the risks and/or costs associated with financial activities by managing our exposure to interest rate fluctuations on a portion of our debt obligations. We do not use derivative financial instruments for trading or other speculative purposes. We record interest rate swaps on the balance sheet as either derivative assets or derivative liabilities measured at their fair value. Fair value was estimated using a discounted cash flow approach. These interest rate swaps result in financial impacts that are inversely correlated to those of the items being hedged. Changes in the fair value of the swaps designated as cash flow hedges are deferred in accumulated other comprehensive loss, net of tax, to the extent the contracts are effective as hedges until settlement of the underlying hedged transaction. To qualify for hedge accounting treatment, companies must formally document, designate and assess the effectiveness of the transactions. If the necessary correlation ceases to exist or if physical delivery of the hedged item becomes improbable, we would discontinue hedge accounting and apply mark-to-market accounting. Amounts paid or received from interest rate swap agreements are charged or credited to interest expense and matched with the cash flows and interest expense of the debt being hedged, resulting in an adjustment to the effective interest rate.

Environmental Liabilities

The costs to remediate and monitor environmental matters are accrued when such liabilities are considered probable and a reasonable estimate of such costs is determinable.

2. RECENT ACCOUNTING PRONOUNCEMENTS

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 was issued to clarify the accounting for uncertainty in income taxes recognized in an entity’s financial statements by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. We adopted the provisions of FIN 48 on January 1, 2007. The adoption of FIN 48 did not have an impact on our consolidated balance sheet.

In June 2006, the FASB’s Emerging Issues Task Force reached a consensus on Issue 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation)” (“EITF 06-3”), which concludes that the presentation of taxes within EITF 06-3’s scope is an accounting policy decision that should be disclosed. If the taxes are reported on a gross basis, companies are required to disclose the amounts of those taxes if such amounts are deemed significant. This pronouncement is effective for interim and annual reporting periods beginning after December 15, 2006. We present the taxes within the scope of EITF 06-3 on a net basis. The adoption of EITF 06-3 did not have an impact on our consolidated balance sheet.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”), which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007; however, in February 2008, the FASB issued a FASB Staff Position that defers the effective date for us to January 1, 2009 for all nonfinancial assets and liabilities, except those that are recognized or disclosed in the financial statements at fair value on at least an annual basis. We adopted the required provisions that were not deferred of SFAS No. 157 on January 1, 2008 and the adoption of SFAS No. 157 did not have a material impact on our financial position. We do not expect the adoption of the deferred provisions of SFAS No. 157 will have a material impact on our financial position.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” (“SFAS No. 159”). SFAS No. 159 provided entities the one-time election to measure financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis under a fair value option. SFAS No. 159 is effective for financial statements as of the beginning of the first fiscal year that begins after November 15, 2007. Its provision may be applied to an earlier period only if the following conditions are met: (i) the decision to adopt is made after the issuance of SFAS No. 159 but within 120 days after the first day of the fiscal year of adoption, and no financial statements, including footnotes, for any interim period of the adoption year have yet been issued and (ii) the requirements of SFAS No. 157 are adopted concurrently with or prior to the adoption of SFAS No. 159. We adopted SFAS No. 159 on January 1, 2008 and the adoption of SFAS No. 159 did not impact our consolidated balance sheet.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS No.141(R)”). SFAS No. 141(R) replaces SFAS No. 141 and requires that all assets, liabilities, contingent consideration, contingencies and in-process research and development costs of an acquired business be recorded at fair value at the acquisition date; that acquisition costs generally be expensed as incurred; that restructuring costs generally be expensed in periods subsequent to the acquisition date; and that changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period impact income tax expense. SFAS No. 141(R) is effective for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. We are currently evaluating the impact that the adoption of SFAS No. 141(R) will have on our consolidated balance sheet.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB No. 51” (“SFAS No. 160”). SFAS No. 160 changes the accounting and reporting for minority interests such that minority interests will be recharacterized as noncontrolling interests and will be required to be reported as a component of equity, and requires that purchases or sales of equity interests that do not result in a change in control be accounted for as equity transactions and, upon a loss of control, requires the interest sold, as well as any interest retained, to be recorded at fair value with any gain or loss recognized in earnings. This Statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, with early adoption prohibited. We are currently evaluating the impact that the adoption of SFAS No. 160 will have on our consolidated balance sheet.

3. JULY 2007 CONTRACT OPERATIONS ACQUISITION

In July 2007, the Partnership acquired from Universal Compression Holdings contract operations customer service agreements with eight customers and a fleet of 722 compressor units having a net book value of $132.1 million, net of accumulated depreciation of $37.5 million, and comprising 281,992 horsepower, or 13% (by then available horsepower) of the combined U.S. contract operations business relating to natural gas compression of Universal Compression Holdings and the Partnership (the “July 2007 Contract Operations Acquisition”). These compressor units serve the compression service needs of the eight customers that became our customers upon the closing of the acquisition. In connection with this acquisition, the Partnership assumed $159.6 million in debt from Universal Compression Holdings and the Partnership issued to Universal Compression Holdings approximately 2.0 million common units and issued to us approximately 82,000 general partner units. Additionally, the Partnership issued approximately 2.0 million common units for proceeds of $69.0 million (net of private placement fees of $1.0 million) to institutional investors in a private placement. The Partnership used the proceeds from the private placement to repay the remainder of the debt assumed from Universal Compression Holdings.  The Partnership entered into a registration rights agreement with the purchasers of the units offered in the private placement that, among other things, required the Partnership to file a shelf registration statement with the Securities and Exchange Commission (the “SEC”) covering the common units.  The Partnership filed the shelf registration statement with the SEC on December 19, 2007 and the SEC declared it effective on January 7, 2008.

Additionally, in connection with this acquisition, the Partnership expanded its revolving credit facility from $225 million to $315 million and borrowed an additional $90 million under that facility, which it used, along with available cash, to repay the remainder of the debt assumed from Universal Compression Holdings in conjunction with this acquisition. In July 2007, the Partnership entered into two interest rate swap agreements related to its revolving credit facility. Each swap agreement has a notional amount of $40 million. These swap agreements terminate in October 2011 and have a weighted average fixed rate of 5.33%.

4. MERGER BETWEEN UNIVERSAL COMPRESSION HOLDINGS AND HANOVER

On August 20, 2007, Universal Compression Holdings and Hanover completed their merger transaction. In connection with the merger, Universal Compression Holdings and Hanover became wholly-owned subsidiaries of Exterran Holdings, and Universal Compression Holdings then merged with and into Exterran Holdings. As a result of the merger, Exterran Holdings owns us including the Partnership's 340,383 general partner units, representing a 2% general partner interest, and all the incentive distribution rights in the Partnership, and also owns 2,014,395 common units and 6,325,000 subordinated units, collectively representing a 49% limited partner interest in the Partnership.

5. RELATED PARTY TRANSACTIONS

The Partnership is party to an omnibus agreement with Exterran Holdings, and prior to the merger between Universal Compression Holdings and Hanover, with Universal Compression Holdings (as amended, the “Omnibus Agreement”), the terms of which include, among other things:

•	certain agreements not to compete between Exterran Holdings and its affiliates, on the one hand, and the Partnership and its affiliates, on the other hand;

•
Exterran Holdings’ obligation to provide all operational staff, corporate staff and support services reasonably necessary to operate the Partnership’s business and the Partnership’s obligation to reimburse Exterran Holdings for the provision of such services, subject to certain limitations and the cost caps discussed below;

•	the terms under which Exterran Holdings, the Partnership and their respective affiliates may transfer compression equipment among one another to meet their respective compression services obligations;

•	the terms under which the Partnership may purchase newly-fabricated compression equipment from Exterran Holdings’ affiliates;

•	Exterran Holdings’ grant of a license of certain intellectual property to the Partnership, including the Partnership’s logo; and

•	Exterran Holdings’ obligation to indemnify the Partnership for certain liabilities and the Partnership’s obligation to indemnify Exterran Holdings for certain liabilities.

The Omnibus Agreement will terminate upon our change of control or our removal or withdrawal, and certain provisions will terminate upon a change of control of Exterran Holdings.

Non-competition

Under the Omnibus Agreement, Exterran Holdings agreed not to offer or provide compression services in the U.S. to the Partnership’s contract operations services customers. In addition, under the Omnibus Agreement, the Partnership agreed not to offer or provide compression services to Exterran Holdings’ U.S. contract operations services customers.

Exterran Holdings also agreed that new customers for contract operations services will be for the Partnership’s account unless the new customer is unwilling to contract with the Partnership or unwilling to do so under the Partnership’s new form of compression services agreement. If a new customer is unwilling to enter into such an arrangement with the Partnership, then Exterran Holdings may provide compression services to the new customer.

Unless the Omnibus Agreement is terminated earlier as described above, the non-competition provisions of the Omnibus Agreement will terminate in October 2009. If a change of control of Exterran Holdings occurs prior to October 19, 2009, and neither the Omnibus Agreement nor the non-competition arrangements have already terminated, Exterran Holdings will agree for the remaining term of the non-competition arrangements not to provide compression services to the Partnership’s customers at the sites at which the Partnership is providing compression services to them at the time of the change of control.

Indemnification for Environmental and Related Liabilities

Under the Omnibus Agreement, Exterran Holdings will indemnify the Partnership for three years after the closing of the Partnership’s initial public offering against certain potential environmental claims, losses and expenses associated with the operation of the Partnership’s assets and occurring before the closing date of the initial public offering. Exterran Holdings’ maximum liability for this indemnification obligation will not exceed $5 million and Exterran Holdings will not have any obligation under this indemnification until the Partnership’s aggregate losses exceed $250,000. Exterran Holdings will have no indemnification obligations with respect to environmental claims made as a result of additions to or modifications of environmental laws promulgated after the closing date of the initial public offering. The Partnership has agreed to indemnify Exterran Holdings against environmental liabilities related to the Partnership’s assets to the extent Exterran Holdings is not required to indemnify the Partnership.

Additionally, Exterran Holdings will indemnify the Partnership for losses attributable to title defects, retained assets and income taxes attributable to pre-closing operations. The Partnership will indemnify Exterran Holdings for all losses attributable to the post-closing operations of the assets contributed to the Partnership, to the extent not subject to Exterran Holdings’ indemnification obligations. For the year ended December 31, 2007 and the period from June 22, 2006 through December 31, 2006, there were no requests for indemnification by either party.

Purchase of New Compression equipment from Exterran Holdings

Pursuant to the Omnibus Agreement, the Partnership will be permitted to purchase newly fabricated compression equipment from Exterran Holdings or its affiliates at Exterran Holdings’ cost to fabricate such equipment plus a fixed margin of 10%, which may be modified with the approval of Exterran Holdings and the conflicts committee of our board of directors. During the year ended December 31, 2007, the Partnership purchased $24.5 million of new compression equipment from Exterran Holdings. For the period from June 22, 2006 through December 31, 2006, the Partnership did not purchase any new compression equipment from Universal Compression Holdings. Under accounting principles generally accepted in the U.S., transfers of assets and liabilities between entities under common control are to be initially recorded on the books of the receiving entity at the carrying value of the transferor. Any difference between consideration given and the carrying value of the assets or liabilities is treated as an equity distribution or contribution. Transactions between the Partnership and Exterran Holdings and its affiliates are transactions between entities under common control. As a result, the equipment purchased during the year ended December 31, 2007 was recorded in our consolidated balance sheet as property, plant and equipment of $24.5 million, which represents the carrying value of the Exterran Holdings affiliates that sold it to the Partnership, and as a distribution of equity of $2.5 million, which represents the fixed margin the Partnership paid above the carrying value. During the year ended December 31, 2007, Exterran Holdings contributed $3.5 million to overhaul compression equipment to the Partnership. These costs related to in-progress overhauls on equipment that was contributed to the Partnership on the dates of its initial public offering and the July 2007 Contract Operations Acquisition.

Transfer of Compression Equipment with Exterran Holdings

Pursuant to the Omnibus Agreement, in the event that Exterran Holdings determines in good faith that there exists a need on the part of Exterran Holdings’ contract operations services business or on the Partnership’s part to transfer compression equipment between Exterran Holdings and the Partnership so as to fulfill the compression services obligations of either Exterran Holdings or the Partnership, such equipment may be so transferred if it will not cause the Partnership to breach any existing contracts or to suffer a loss of revenue under an existing compression services contract or incur any unreimbursed costs.

In consideration for such transfer of compression equipment, the transferee will either (i) transfer to the transferor compression equipment equal in value to the appraised value of the compression equipment transferred to it; (ii) agree to lease such compression equipment from the transferor; or (iii) pay the transferor an amount in cash equal to the appraised value of the compression equipment transferred to it.

Unless the Omnibus Agreement is terminated earlier as discussed above, the transfer of compression equipment provisions of the Omnibus Agreement described above will terminate on October 16, 2009.

Reimbursement of Operating and General and Administrative Expense

Exterran Holdings provides all operational staff, corporate staff and support services reasonably necessary to run the Partnership’s business. The services to be provided by Exterran Holdings may include, without limitation, operations, marketing, maintenance and repair, periodic overhauls of compression equipment, inventory management, legal, accounting, treasury, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, taxes, facilities management, investor relations, enterprise resource planning (“ERP”) system, training, executive, sales, business development and engineering.

The Partnership is charged costs incurred by Exterran Holdings directly attributable to the Partnership. Costs incurred by Exterran Holdings that are indirectly attributable to the Partnership and Exterran Holdings’ other operations are allocated among Exterran Holdings other operations and the Partnership. The allocation methodologies vary based on the nature of the charge and include, among other things, revenue, employee headcount and net assets. We believe that the allocation methodologies used to allocate indirect costs to the Partnership are reasonable.

Exterran Holdings agreed that, for a period that will terminate on December 31, 2008, the Partnership’s obligation to reimburse Exterran Holdings for (i) any cost of sales that it incurs in the operation of their business will be capped (after taking into account any such costs the Partnership incur and pay directly); and (ii) any selling, general and administrative costs allocated to the Partnership will be capped (after taking into account any such costs the Partnership incur and pay directly).  For the period from the closing of the initial public offering through July 8, 2007, cost of sales were capped at $16.95 per operating horsepower.  Subsequent to July 8, 2007, the cost of sales cap was increased to $18.00 per operating horsepower.  The cost of sales cost caps are determined on a quarterly basis.  For the period from the closing of the initial public offering through July 8, 2007, selling, general and administrative costs were capped at $2.5 million per quarter.   Subsequent to July 8, 2007, selling, general and administrative costs were capped at $4.75 million per quarter.  These caps may be subject to increases in connection with expansions of our operations through the acquisition or construction of new assets or businesses.

For year ended December 31, 2007, the Partnership’s cost of sales exceeded the cap provided in the Omnibus Agreement by $8.6 million.  For the year ended December 31, 2007, the Partnership’s selling, general and administrative expenses exceeded the cap in one quarter, resulting in a reduction in the Partnership’s reimbursement to Exterran Holdings of $0.3 million.  The excess amounts over the caps are included in the consolidated statements of operations.  The cash received for the amounts over the caps have been accounted for as a capital contribution in our consolidated balance sheet.

6. LONG-TERM DEBT

On October 20, 2006, the Partnership, as guarantor, and EXLP Operating LLC, the Partnership’s wholly-owned subsidiary (“Operating Partnership” and together the “Partnership Borrowers”), entered into a senior secured credit agreement. The credit facility under the credit agreement initially consisted of a five-year $225 million revolving credit facility. The Partnership expanded its credit facility to $315 million in connection with the July 2007 Contract Operations Acquisition as described in Note 3. Borrowings under the credit agreement are secured by substantially all of the personal property assets of the Partnership Borrowers. In addition, all of the capital stock of our U.S. restricted subsidiaries has been pledged to secure the obligations under the credit agreement.

The revolving credit facility bears interest at a Base Rate, as defined in the credit agreement, or LIBOR, at our option, plus an applicable margin. The applicable margin, depending on the Partnership’s leverage ratio, varies (i) in the case of LIBOR loans, from 1.0% to 2.0% or (ii) in the case of Base Rate loans, from 0.0% to 1.0%. The Base Rate is the higher of the U.S. Prime Rate or the Federal Funds Rate plus 0.5%. At December 31, 2007, all amounts outstanding were LIBOR loans and the applicable margin was 1.25%. The weighted average interest rate on the outstanding balance at December 31, 2007, excluding the effect of interest rate swaps was 6.6%.

Under the credit agreement, we are subject to certain limitations, including limitations on our ability to incur additional debt or sell assets, with restrictions on the use of proceeds; to make certain investments and acquisitions; to grant liens; and to pay dividends and distributions.  We are also subject to financial covenants which include a total leverage and an interest coverage ratio.

As of December 31, 2007, we had an aggregate unused credit availability of approximately $98.0 million under our $315 million revolving credit facility. All amounts outstanding under the $315 million revolving credit facility mature in October 2011. Subject to certain conditions, at our request, and with the approval of the lenders, the aggregate commitments under the revolving credit facility may be increased by an additional $135 million.

As of December 31, 2007, we were in compliance with all financial covenants and have pledged assets with a carrying value of $354.2 million as collateral for the credit facility.

7.  PARTNER’S CAPITAL

Partner’s capital at December 31, 2007 represented a 99.999% ownership interest in us by UCI GP LP LLC, now referred to as EXH GP LP LLC, and a 0.001% ownership interest in us by Exterran GP LLC.

8.  MINORITY INTEREST AND INVESTMENT IN THE PARTNERSHIP

We own a 2% general partner interest in the Partnership, which conducts substantially all of our business. We have no independent operations and no material assets outside those of the Partnership.

In connection with the July 2007 Contract Operations Acquisition, as described in Note 3, the Partnership sold 2,014,395 common units in a private placement and issued 2,014,395 common units and 82,220 general partner units to Universal Compression Holdings.

The Partnership is a publicly held Delaware limited partnership formed on June 22, 2006, to acquire certain contract compression customer service agreements and a related compressor fleet used to service those customers from Exterran Partners Predecessor, formerly referred to as Universal Compression Partners Predecessor.  Exterran Partners Predecessor’s operations are owned by Exterran Holdings. In order to simplify the Partnership’s obligations under the laws of selected jurisdictions in which the Partnership will conduct business, the Partnership’s activities are conducted through a wholly-owned operating partnership.

Issuance of Units

In October 2006, the Partnership completed an initial public offering of 6,325,000 common units. Upon the closing of the Partnership’s initial public offering (and taking into account the underwriters’ exercise of their over-allotment option), Universal Compression Holdings, Inc. and its subsidiaries received an aggregate of 6,325,000 subordinated units, which constituted 49% ownership of the Partnership at that time, and a 2% general partner interest.

The net proceeds of the offering were $120.7 million after deducting underwriting discounts and commissions and expenses associated with the offering.  In connection with the offering, (a) Universal Compression Holdings contributed to the Partnership contract compression services contracts with nine customers and a fleet of compressor units to service those customers, comprising approximately 330,000 horsepower, or approximately 17% (by available horsepower) of their U.S. contract compression business, (b)  we assumed $228.4 million in debt from Universal Compression Holdings, (c) Universal Compression Holdings received 825,000 common units and 6,325,000 subordinated units representing limited partner interests in the Partnership; and (d) the Partnership issued to us a 2% general partner interest in the Partnership and all of the incentive distribution rights in the Partnership, which entitle us to increasing percentages of the cash distributed in excess of $0.4025 per unit per quarter.   We used a portion of the aggregate net proceeds from the offering to repay a portion of the debt we assumed from Universal Compression Holdings and we used a portion of the aggregate net proceeds from the offering to redeem the 825,000 common units issued to Universal Compression Holdings.

During the subordination period, the subordinated units have no right to receive distributions of available cash from operating surplus until the common units receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.35 per quarter, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters. No arrearages will be paid to subordinated units. The subordinated units may convert to common units on a one-for-one basis when certain conditions are met, which conditions are set forth in the Partnership’s partnership agreement.  The subordinated units have limited voting rights as set forth in the Partnership’s partnership agreement.

During the subordination period, the common units will have the right to receive distributions of available cash (as defined in the partnership agreement) from operating surplus in an amount equal to the minimum quarterly distribution of $0.35 per quarter, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. The purpose of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to be distributed on the common units.  The common units have limited voting rights as set forth in the Partnership’s partnership agreement.

Capital balances associated with common and subordinated common units are presented as minority interest within these consolidated financial statements.

General Partner Units

The general partner units of the Partnership have the same rights to receive distributions of available cash from operating surplus as the common units for each quarter.  The general partner units of the Partnership also have the right to receive incentive distributions of cash in excess of the minimum quarterly distributions.

The general partner units of the Partnership have the management rights as set forth in the Partnership’s partnership agreement.

9. CASH DISTRIBUTIONS

On February 14, 2007, the Partnership distributed approximately $3.6 million, or $0.278 per unit, which reflects the pro rata portion of the minimum quarterly distribution rate of $0.35, covering the period from the closing of the initial public offering on October 20, 2006 through December 31, 2006. On May 15, 2007, the Partnership distributed approximately $4.5 million, or $0.35 per unit, the Partnership’s minimum quarterly distribution, covering the period from January 1, 2007 through March 31, 2007. On August 14, 2007, the Partnership distributed approximately $6.0 million, or $0.35 per unit, the Partnership’s minimum quarterly distribution, covering the period from April 1, 2007 through June 30, 2007.  On November 14, 2007, the Partnership distributed approximately $6.8 million, or $0.40 per unit, covering the period from July 1, 2007 through September 30, 2007.

On February 14, 2008, the Partnership distributed approximately $7.3 million, including distributions to us on our incentive distribution rights, or $0.425 per limited partner unit, covering the period from October 1, 2007 through December 31, 2007.

10. UNIT-BASED COMPENSATION

We have granted unit options in units of the Partnership to individuals who were not employees of ours, but who were employees of Universal Compression Holdings. Further, in the future we may grant unit options to employees of Exterran Holdings. Because we grant unit options to non-employees, we are required to re-measure the fair value of the unit options each period and to record a cumulative adjustment of the expense previously recognized. We have also granted phantom units in units of the Partnership to directors of our general partner.

During the year ended December 31, 2007, the board of directors of Exterran GP LLC, our general partner, approved an amendment to the unit option agreements covering awards previously made under our long-term incentive plan. This amendment modified the awards such that the holders who are terminated without cause prior to the vesting date of January 1, 2009 will nonetheless vest on that date and that the awards will expire on December 31, 2009.

Long-Term Incentive Plan

We have a long-term incentive plan that was adopted by Exterran GP LLC, our general partner, in October 2006, for our employees, directors and affiliates who perform services for us.  The long-term incentive plan currently permits the grant of awards covering an aggregate of 1,035,378 common units, common unit options, restricted units and phantom units.  The long-term incentive plan is administered by the board of directors of Exterran GP LLC or a committee thereof (the “Plan Administrator”).

Unit options will have an exercise price that is not less than the fair market value of the Partnership common units on the date of grant and will become exercisable over a period determined by the Plan Administrator.  Phantom units are notional units that entitle the grantee to receive a Partnership common unit upon the vesting of the phantom unit or, in the discretion of the Plan Administrator, cash equal to the fair value of a common unit.

Unit Options

During the year ended December 31, 2007, we did not grant any unit options.  Additionally, no unit options vested during the year ended December 31, 2007.  The following table presents unit option activity for the year ended December 31, 2007 (remaining life in years, intrinsic value in thousands):

	Unit Options	Weighted Average Exercise Price	Weighted Average Remaining Life	Aggregate Intrinsic Value
Unit options outstanding, December 31, 2006	593,572	$23.76
Granted	—	—
Unit options outstanding, December 31, 2007	593,572	$23.76	2.0	$4,889

As of December 31, 2007, no unit options were exercisable.

Phantom Units

During the year ended December 31, 2007, we granted 3,825 phantom units to directors of Exterran GP LLC which settle on January 1, 2010 and have a contractual life of 2.2 years.  No phantom units vested during the year ended December 31, 2007.  The following table presents phantom unit activity for the year ended December 31, 2007:

	Phantom Units	Weighted Average Grant-Date Fair Value per Unit
Phantom units outstanding, December 31, 2006	5,607	$22.12
Granted	3,825	31.37
Phantom units outstanding, December 31, 2007	9,432	$25.87

11. ACCOUNTING FOR INTEREST RATE SWAP AGREEMENTS

As of December 31, 2007, the notional amount of the interest rate swap agreements related to our floating rate debt was $205.0 million and the fair value of these interest rate swap agreements was a liability of approximately $9.9 million. Two swap agreements with a notional amount of $80.0 million terminate in October 2011 and have an average fixed rate of 5.33%.  An additional swap agreement with a notional amount of $125.0 million terminates in December 2011 and has a fixed rate of 5.28%. Because the terms of the hedged item and these swaps do not substantially coincide, we perform calculations to determine the amount of ineffectiveness, if any. For the year ended December 31, 2007, we recorded approximately $36,000 of ineffectiveness as a reduction in interest expense.

12. COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, we are involved in various pending or threatened legal actions. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not have a material adverse effect on our financial position, results of operations or cash flows; however, because of the inherent uncertainty of litigation, we cannot provide assurance that the resolution of any particular claim or proceeding to which it is a party will not have a material adverse effect on our financial position, results of operations or cash flows for the period in which that resolution occurs.